Exhibit 10.5

EXECUTION VERSION

Dated as of December 2, 2024

INFORMA GROUP LIMITED

and

TECHTARGET, INC.

REVERSE TRANSITIONAL SERVICES AGREEMENT

EXHIBITS

Exhibit A	Services; Fees; Term
Exhibit B	Change Request Form
Exhibit C	Sub-Services Agreements

- i -

THIS REVERSE TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of December 2, 2024 (the “Effective Date”), is made by and between TECHTARGET, INC. (formerly known as TORO COMBINECO, INC.), a Delaware corporation (“Provider”), and INFORMA GROUP LIMITED, a private company organized under the laws of England and Wales (“Recipient”) (each a “Party”, and together the “Parties”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among the Provider, TechTarget, Inc.(now known as TechTarget Holdings Inc.), Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc. (“Bluefin”), at a closing held on the date hereof, among other things Informa US Holdings Limited contributed all of the issued and outstanding shares of capital stock of Informa Intrepid Holdings Inc., plus cash, to the Provider, in exchange for shares of common stock, par value $0.001 per share, of the Provider;

WHEREAS, as an accommodation to Recipient, Provider has agreed to perform the Services for certain periods following the Effective Date for the benefit of Recipient with respect to Recipient’s operation of the business of Recipient and its Affiliates (the “Business”) after the Closing; and

WHEREAS, the execution and delivery of this Agreement at the Closing were required by the Merger Agreement.

NOW, THEREFORE, effective as of the Effective Date, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

(a) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Access Codes	Section 7.2(a)
Actual Cost	Section 2.8(d)
Additional Service	Section 2.8(b)
Agreement	Preamble
Books and Records	Section 12.1
Change Request	Section 11.1
Consents	Section 2.5
Controlling Party	Section 16.2(b)
Coordinator	Section 5.1
Data Protection Law	Section 14.2

Effective Date	Preamble
Emergency Shutdown	Section 7.5
Excluded Services	Section 2.8
Force Majeure	Section 18.13
Indemnified Party	Section 16.2(a)
Indemnifying Party	Section 16.2(a)
Licensed Facility	Section 2.10(a)
Licensee	Section 10.2
Licensor	Section 10.2
Merger Agreement	Preamble
Migration Plan	Section 4.2(a)
New IP	Section 10.1
New Recipient IP	Section 10.1
Non-emergency Shutdown	Section 7.5
Omitted Service	Section 2.8(a)
Other Services	Section 2.8
Property Services	Section 2.10(a)
Provider	Preamble
Provider Indemnified Party	Section 16.1(a)
Provider Tenant	Section 2.10(a)
Recipient	Preamble
Recipient Data	Section 14.2
Recipient Indemnified Party	Section 16.1(a)
Reference Period	Section 2.3
Regulatory Change	Section 11.2(a)
Security Incident	Section 7.4
Service	Section 2.1
Service Fee	Section 13.1
Service Taxes	Section 13.4
Service Term	Section 8.1
Service Termination Date	Section 8.1
Services Standard	Section 2.9
Subcontractor Performance Failure	Section 15.3
Sub-processor	Section 14.2
Third Party	Section 2.10(c)(iv)
Third Party Claim	Section 16.1
Third Party Provider	Section 2.5
Transition Period	Section 8.1
TSA Equipment	Section 6.1

(b) Construction. Any reference to a Person includes such Person’s successors and permitted assigns. Any reference in this Agreement to an “Article,” “Section” or “Exhibit” refers to the corresponding Article, Section or Exhibit of or to this Agreement, unless the context indicates otherwise. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise provided for herein, and the words “date hereof” refer to the date of this Agreement. The table of contents and the headings of Articles, Sections and Exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words “either,” “or,” “neither,” “nor,” and “any” are not intended to be exclusive, unless otherwise specifically provided for herein. The words “to the extent” mean “the degree to which” and not simply “if.” Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The words “asset” and “property” are to be read as having the same meaning and effect and as referring to all tangible and intangible assets, properties and rights, including cash, securities, accounts, contract rights and real and personal property. References to “written” or “in writing” include electronic form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next succeeding Business Day. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done or taken, the day that is the reference date in calculating such period shall be excluded and the last day of such period shall be included; provided that if the last day of such period is not a Business Day, the next succeeding Business Day shall be deemed to be the last day of the period. Where used with respect to any information or document, “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing), means that the information or document referred to has been physically or electronically delivered to the relevant Parties, including, in the case of information or documents “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing) to Purchaser, information or documents that have been posted in the Data Room, or has been publicly disclosed prior to the date hereof.

ARTICLE 2

DESCRIPTION OF SERVICES

Section 2.1 Services. During the Service Term and otherwise subject to the terms and conditions of this Agreement, Provider shall provide, or cause to be provided, to Recipient and its Affiliates the services set forth on Exhibit A to this Agreement (each service, a “Service” and, collectively, the “Services”) in each case in accordance with the Services Standard.

Section 2.2 Scope of Services. Recipient acknowledges that during the Transition Period, Provider may be providing similar services, and/or services that involve the same resources, as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and, accordingly, Provider reserves the right to reasonably supplement, modify, substitute or otherwise alter the Services or the manner in which such Services are provided in connection with changes to its internal organization, relocation of the Services, outsourcing of a particular Service, responding to a reasonably plausible security threat or protecting its intellectual property (including, confidential information); provided that Provider or its Affiliates (i) are making similar changes in performing similar services for their own Affiliates or in performing similar services for the Business, and (ii) if applicable, furnish to Recipient substantially the same notice (in content and timing) as Provider or its Affiliates shall furnish to their own Affiliates with respect to such changes; and provided further that if any such change is reasonably likely to have a material adverse effect on the provision of the Services in accordance with the Service Standards, Provider will give Recipient at least sixty (60) days advance notice if practicable prior to implementing any such change and upon Recipient’s request, Provider will cooperate in good faith with Recipient to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service.

Section 2.3 Limitation to Services. Recipient acknowledges and agrees that the Services are intended only to be transitional in nature and shall be furnished by Provider only during the Transition Period and solely for the purpose of accommodating Recipient in connection with the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement or in the exhibits attached to this Agreement, Provider shall have no obligation under this Agreement to (i) provide Services to any Person other than Recipient and its Affiliates, (ii) engage in any unlawful activity, (iii) provide Services that would reasonably be expected to result in a violation of any applicable law or regulation, (iv) disclose any information that would be reasonably likely to result in the loss of attorney-client privilege or similar privilege (provided that Provider will use commercially reasonable efforts to make substitute disclosure arrangements that would not result in the loss of such privilege), (v) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by Provider or its Affiliates after the Effective Date, if such systems, processes, technologies, plans or initiatives were not utilized by Provider or its Affiliates during the six (6) month period immediately prior to the Effective Date (such period, the “Reference Period”), or (vi) subject to the provisions of Section 2.5, provide a Service when Consent from a Third Party Provider has not been obtained.

Section 2.4 Recipient Cooperation. Recipient agrees to cooperate in good faith and to use commercially reasonable efforts to effectuate the timely and orderly transition of the Services from Provider to Recipient prior to the end of the applicable Service Term for each Service. Recipient acknowledges that the Services are being furnished in support of Recipient’s personnel. Recipient shall use commercially reasonable efforts to have sufficient resources available to it at the end of each Service Term to perform the applicable Services (or have such Services performed) without the involvement of Provider, its Affiliates or any of its or their employees or agents. Recipient shall and shall cause its Affiliates to permit Provider, its Affiliates and its and their respective employees and agents (including any applicable Third Party Provider) reasonable access during regular business hours (or otherwise upon reasonable prior notice) to such facilities, data and personnel as are involved in receiving or overseeing the Services, and records as reasonably requested by Provider to facilitate Provider’s performance of this Agreement.

Section 2.5 Third Party Consents. Provider shall use commercially reasonable efforts to obtain any consents, approvals or amendments to existing agreements of Provider with any third party vendor, landlord or subcontractor (“Third Party Provider”) necessary to allow it to provide the Services to Recipient (the “Consents”). Subject to provisions below in this Section 2.5, in the event that Provider is not able to obtain any Consent, Provider shall not be obliged to provide the relevant Services as long as such Consent has not been granted. Subject to the foregoing in this Section 2.5, in the event that any Consents are not obtained, or if a Consent is conditioned on payment of a fee to the Third Party Provider or an increase in the fees payable under Provider’s contract with the Third Party Provider or other onerous terms, then Provider will notify Recipient prior to committing to pay any such fee or increase and upon Recipient’s request, Provider will cooperate in good faith with Recipient to (i) negotiate with the Third Party Provider to minimize any such fee or increase and to arrange reasonable terms for such fee or increase in order to obtain the Consent and provide the applicable Services and/or (ii) to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service, provided that (i) Provider shall not be required to relinquish or forbear any rights in connection with obtaining any Consents; and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the standards for provision of such Service set forth in this Agreement, and Provider shall not be liable for any breach of such applicable service standards set forth in this Agreement that results from the adoption of any such work-around or alternative arrangement. Any fees or increases in fees that become payable to a Third Party Provider as set forth in this Section 2.5 will be treated as Out-of-Pocket Charges subject to the provisions of Section 13.2. This Section 2.5 shall apply mutatis mutandis where a Service in whole or in part is provided by a Third Party Provider and Provider’s contract with such Third Party Provider expires or terminates any time after the Effective Date for any reason other than Provider’s breach.

Section 2.6 Designation of Personnel. Provider shall have the right, in its sole discretion, to (i) designate which personnel it will assign to perform any Service and (ii) remove and replace such personnel at any time, except that in the case of each of clause (i) and (ii), Provider shall not designate, remove, replace or otherwise allocate any such personnel in a manner that would adversely affect the ability of Provider to perform its obligations under this Agreement in accordance with the Service Standards; provided, however, Provider shall have no obligation to replace any TSA Employee that has been hired or engaged by Recipient or any of its Affiliates and Recipient acknowledges that in such a case the Service Standard shall be modified in accordance with Section 18.6. In performing their respective duties hereunder, all personnel of Provider shall be under its sole direction, control and supervision, and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

Section 2.7 Services Performed by Affiliates and Third Parties. Provider shall have the right to perform the Services itself or through any Affiliate or through any Third Party Provider at no additional cost to Recipient, without the prior written consent of Recipient. Provider shall in all cases remain responsible for (i) the provision of the applicable Services to Recipient in accordance with the Services Standard, (ii) the performance by any Third Party Provider of any delegated Services, and (iii) any actions of any Third Party Provider providing such delegated Services, including any breach of the terms of this Agreement. Without limiting the foregoing in this Section 2.7, in the event of any reduction in the standard of performance of, or other adverse incident relating to the Services (or part thereof) provided or supported by Third Party Providers, that comes to the attention of Provider (including where Provider has been notified by Recipient of such reduction in the standard of performance or other adverse incident), Provider shall: (x) promptly notify Recipient of the same; (y) to the extent available, provide Recipient with all information reasonably requested in order to evaluate the issue or incident; and (z) use commercially reasonable efforts (in consultation with Recipient) to promptly remediate the issue or incident with the relevant Third Party Provider.

Section 2.8 Other Services.

(a) Commencing on the Effective Date and for six (6) months thereafter, the Recipient may identify any service (the “Excluded Services”), that: (i) had been provided prior to the Effective Date; or (ii) that, due to the separation of the Business from the business of Provider, is reasonably necessary to continue to conduct the Business in substantially the manner as the Business was conducted, in the case of each of clause (i) and (ii), during the Reference Period, but that is not included as a Service set forth this Agreement, including in accordance with Section 2.2 (each such service, an “Omitted Service”).

(b) Upon request by Recipient at any time during the Term, Provider shall provide any Omitted Service. For the avoidance of doubt, the Provider shall have no obligation to provide any Excluded Service. Provider shall negotiate in good faith with Recipient regarding the provision of, but shall have no obligation to provide, any Omitted Service that was not provided during the Reference Period (each, an “Additional Service”).

(c) Provider and Recipient shall negotiate in good faith the terms applicable to any Omitted Service or Additional Service, including the applicable Service Term therefor. The terms and conditions agreed upon in respect of any Omitted Service (or Additional Service if agreed) shall be agreed upon pursuant to an amendment to this Agreement and thereafter shall constitute part of the Services.

(d) Any negotiations relating to Omitted Services or Additional Services may include providing for the reimbursement of any reasonable, documented out-of-pocket costs and expenses incurred in connection with the continuation of any service, or assisting in the transition, in all cases, in accordance with the terms of this Agreement, provided, however, that Provider shall provide or cause to be provided all Omitted Services at Provider’s Actual Cost. “Actual Cost” means the actual cost (without mark-up) to Provider of delivering such Services, which shall include (A) employee and administrative costs, and (B) the third-party costs and expenses, incurred by Provider in providing such Services.

Services Standard. Recipient acknowledges that Provider is not in the business of providing services to third parties and is entering into this Agreement only for the purpose of facilitating the transactions described in the Merger Agreement. Provider shall, and shall cause its Affiliates to, perform the Services in substantially the same manner and at substantially the same level of service (including, as applicable, with respect to type, frequency, quality, quantity, priority, timeliness and geographic scope) as compared with the manner in which such Services were provided to the Business at Closing and with substantially the same degree of skill, care and diligence as provided by Provider at Closing (the “Services Standard”). Recipient acknowledges that the timely completion of any Service by Provider or its Affiliates may depend upon the provision of information, documentation, products and/or services by Recipient or its Affiliates, and that Provider shall not be responsible for the failure to provide such Service to the extent that such failure results from the failure of Recipient or its Affiliates to provide such information, documentation, products and/or services to Provider or its Affiliates. Under no circumstances shall Provider, its Affiliates or its or their respective employees or agents (including subcontractors) be held accountable to a greater standard of care, efforts or skill than the Services Standard. Recipient acknowledges and agrees that the Services do not include the exercise of business judgment or general management for Recipient or any of its Affiliates. Recipient further acknowledges and agrees that the Services Standard may change from time to time pursuant to Section 18.6. Without limiting any relevant Services Standard: (i) Provider will provide to Recipient reasonable advance notice of any potential interruption, scheduled or unscheduled, that is reasonably likely to interrupt or otherwise affect any Service to be provided by Provider hereunder; and (ii) Recipient will not be obligated to pay any Fees with respect to any period that the Services are interrupted or not provided. Provider shall use commercially reasonable efforts to avoid any inability to provide the Services.

Section 2.9 Property Services.

(a) Recipient shall be entitled to use and occupancy of the desk spaces identified in Exhibit A within the properties identified in Exhibit A (collectively, the “Licensed Facilities” and each a “Licensed Facility”) as licensee of the relevant tenant of the relevant Licensed Facility (each such relevant tenant, the “Provider Tenant”) and receive from the applicable Provider Tenant, at no cost to Recipient (except for Service Fees due in respect of such Licensed Facility to the extent required under this Agreement), the associated property services identified in Exhibit A (which shall not extend to: (i) in the case of security, security services in relation to the areas of the applicable Licensed Facility that are specific to Recipient to the exclusion of other tenants and (ii) in the case of maintenance services, those services that have not been historically provided or that are not within the scope of customary maintenance of ordinary wear and tear) (collectively, the “Property Services”) only from and including the Effective Date to and including the earliest of:

(i) the date of termination by Recipient of certain Property Services identified in Exhibit A or parts thereof (provided such termination by Recipient with respect to certain Property Services or parts thereof shall not effect a termination of any other Property Services);

(ii) the date, if any, on which Recipient is obliged to cease occupation of the Licensed Facility pursuant to Section 2.10(d); and

(iii) the date of expiration or any other earlier termination of the relevant lease or sublease pursuant to which Provider Tenant leases or subleases the relevant Licensed Facility.

(b) Nothing in this Section 2.10 is intended by the Parties and is not to be interpreted as creating any legal demise or any rights in any Licensed Facility greater than a license. Each Provider Tenant shall retain control, possession and management of the relevant Licensed Facility.

(c) In relation to the desk space to be provided within the Licensed Facilities, Recipient shall:

(i) ensure that any employees, consultants or sub-contractors of Recipient or any of its Affiliates, comply in all material respects with (x) all applicable Laws that relate to their access and use of the Licensed Facilities, including those relating to environmental and workplace safety matters; and (y) Provider’s (or the relevant Provider Tenant’s) and the landlords’ respective applicable site rules, regulations, policies and procedures, in each case, as are made available in writing to Recipient;

(ii) keep the desk spaces clean and tidy and ensure that they are used for office purposes only;

(iii) not make any alterations to any part of the Licensed Facility;

(iv) not sub-license any of the desk spaces or grant permission for any Person other than Provider, Recipient, or its or their Affiliates (each a “Third Party”) to use the same;

(v) maintain the following levels of insurance in respect of each such Licensed Facility as follows: (i) commercial general liability insurance policy with limits of not less than $16,000,000 USD per each occurrence and (ii) bodily injury and damage to property insurance policy with limits of not less than $16,000,000 USD per each occurrence; and

(vi) vacate and ensure Recipient and all employees, consultants or sub-contractors of Recipient vacate the relevant Licensed Facility upon termination of the Property Services in respect of such Licensed Facility and deliver such Licensed Facility over to Provider or the relevant Provider Tenant, as applicable, in materially the same repair and condition as at the Effective Date, ordinary wear and tear and damage caused by Provider Tenant (and any of its employees, agents, and contractors) excepted.

(d) If the landlord of any Licensed Facility notifies Provider Tenant of its objection to the occupation of the relevant Licensed Facility by Recipient, Provider may serve notice on Recipient that it proposes to terminate the Property Services in relation to such Licensed Facility, following which:

(i) Recipient shall vacate the Licensed Facility as soon as reasonably practicable; and

(ii) Provider shall issue to Recipient a pro-rated refund of any Fees paid in respect of such Licensed Facility; and

(iii) without prejudice to either Party’s rights or remedies set forth in this Agreement, Provider and Recipient shall have no further liabilities to the other in respect of the provision of Property Services in respect of the relevant Licensed Facility.

(e) If a Provider Tenant relocates from a Licensed Facility to new premises (including due to a change in strategy or market conditions), Provider shall:

(i) give advanced notice to Recipient of the relocation; and

(ii) at the request of Recipient, procure that the Property Services which were to be provided at the former Licensed Facility are provided within such new premises.

(f) Recipient shall ensure that any employees, consultants or sub-contractors of Recipient or any of its Affiliates that have access to any Licensed Facility comply with the obligations of Recipient hereunder and immediately notify Provider if they suspect or determine that a security or other incident has occurred at any Licensed Facility. Recipient shall also immediately notify Provider if it becomes aware of any such incident. Without limiting the generality of the foregoing, Recipient shall cooperate and assist Provider in any investigation, mitigation and remediation efforts relating to any such incident.

ARTICLE 3

RECIPIENT’S OBLIGATIONS

Section 3.1 Obligations. Without limiting any of Recipient’s other obligations set forth in this Agreement, Recipient shall also:

(a) only use the Services: (i) in a reasonable and responsible manner; and (ii) for substantially the same purposes as during the Reference Period;

(b) perform all actions reasonably required by Provider in order for Provider or its designee to perform the Services and for Recipient to receive the benefit of the Services;

(c) not use any Services in breach of any applicable Laws;

(d) not resell any of the Services to any person whatsoever or permit the use of the Services by any Third Party other than in connection with the conduct of the business of Recipient in the ordinary course consistent in all material respects with past practice;

(e) comply with all provisions applicable to Recipient contained in each Third Party Agreement reasonably notified to Recipient in advance; and

(f) cooperate with Provider and provide it with such information and assistance as Provider shall reasonably request them to provide or the landlord of any Licensed Facility may require in connection with obtaining any Third Party Consent.

Section 3.2 No Liability for Delay. Provider shall have no liability for any failure to provide or delay in providing the Services in accordance with the terms of this Agreement solely to the extent such failure or delay results from the failure of Recipient to comply with its obligations and responsibilities under this Agreement.

Section 3.3 Recipient Affiliates. Recipient shall ensure that its Affiliates who use or receive the benefits of the Services where permitted pursuant to this Agreement shall comply with all restrictions and obligations to which Recipient is subject under this Agreement, including those in this Article 3, as if that Affiliate was Recipient, and shall be liable to Provider for any failure by any such Affiliate to comply to the same extent as if such failure was by Recipient itself.

Section 3.4 Failure or Interruption at Licensed Facilities. Provider shall not be responsible for any failure or interruption, of the services or facilities supplied at the Licensed Facilities by the landlord of any Licensed Facility or otherwise, including, without limitation, heat, ventilation, air conditioning, electricity, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution, or reduction of Recipient’s obligations under this Agreement, or (b) liability on the part of Provider.

ARTICLE 4

MIGRATION PLAN

Section 4.1 Migration Responsibility. Recipient acknowledges that it is ultimately responsible for achieving the migration from the use of the systems, operations, processes and platforms of Provider as further set out in this Agreement to its own systems, operations, processes and platforms at least with respect to the applicable Service by the applicable termination date.

Section 4.2 Migration Plan.

(a) After the Effective Date, the Parties will jointly and in good faith develop a proposed migration plan for the Services (the “Migration Plan”). Unless otherwise mutually agreed, the Migration Plan will include: (a) a draft schedule of migration steps (which shall include data, skill and knowledge transfer to Recipient), (b) the timing of completion for each migration step, and (c) the responsibilities of Provider and Recipient and any Third Party Provider, with the objective of completing the separation and migration within the term of this Agreement. Each Party will bear its own costs in connection with the creation of the Migration Plan.

(b) Recipient will prepare the initial draft of the Migration Plan and submit that to the Provider for review promptly after the Effective Date. Provider shall review the Migration Plan and provide reasonable assistance to Recipient in finalizing the Migration Plan within thirty (30) days of receipt of the initial draft, but any comments on the Migration Plan provided by Provider shall not be considered advice and Provider shall have no liability if Recipient implements or acts on Provider’s comments.

(c) Each Party’s written agreement shall be required in respect of any obligations on such Party under the Migration Plan, including the timing of such obligations and the level of resource required to be committed by such Party, which written agreement shall be deemed to be given in respect of any obligations of a Party set out in the Migration Plan once such Party has provided its written sign-off on the Migration Plan. Provider is under no obligation to accept any responsibility given to it under the Migration Plan that would require: (i) Provider to become exposed to any material operational, legal, financial or regulatory risk to which Provider has not been exposed or would not reasonably expect to be exposed in connection with the conduct of the Business prior to the Effective Date; or (ii) Provider to implement Recipient’s migration effort, except that Provider may be required by Recipient to extract from databases under the control of Provider, and hand over to Recipient on migration of a relevant Service, reasonable Recipient Data (excluding unstructured and/or archived data) processed by Provider in connection with that Service, provided that (a) Recipient shall pay all Provider’s internal and external costs of doing so as set forth in Exhibit A or a Change agreed to by Recipient; and (b) such Recipient Data shall be provided in the same format as the format in which that Recipient Data was stored by or on behalf of Provider as at the date on which it is handed over to Recipient.

(d) Once the Migration Plan has been agreed as set out above, the Parties shall perform the obligations given to them in the Migration Plan in accordance with the timetable set out in the Migration Plan.

(e) The Parties shall and shall procure that the relevant members of their respective teams, comply with their obligations in the Migration Plan.

ARTICLE 5

ACCESS; COORDINATION; LOCATION OF SERVICES PROVIDED

Section 5.1 Coordination. Recipient and Provider hereby each designate the following individuals to act as its respective coordinator (a Party’s “Coordinator”) for purposes of this Agreement:

(a)	Coordinator for Recipient:

Name: Alex Franca

Title:  Programme Manager

Phone: 07584 103051

Email: [***]

(b)	Coordinator for Provider:

Name: Dan Noreck

Title:  Chief Financial Officer

Phone: 617-431-9449

Email: [***]

The Coordinators will be primarily responsible for liaising between Provider and Recipient with respect to the coordination and performance of all Services and be of sufficient authority and expertise to be able to make decisions in the ordinary course under this Agreement. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services hereunder. The Coordinators may appoint certain personnel who will serve as primary contact persons for specific Services described in Exhibit A. A Party may add an additional Coordinator or change its Coordinator by providing written notice to the other Party. The Coordinators will meet (in person or via telephone conference) on at least a monthly basis to discuss matters under this Agreement. The Coordinators will mutually agree on any additional operational governance that may be required to: (i) facilitate the effective and timely delivery of Services; (ii) assist in the resolution of any operational issues or related disputes; and (iii) help ensure the effective communication, cooperation and information exchanges between the Parties. Any and all communications related to the Services provided hereunder, other than those day-to-day communications and billings relating to the actual provision of the Services, shall be communicated to the other Party through such Party’s Coordinator (or their designees, as authorized in writing).

Section 5.2 Location of Services Provided; Travel Expenses. Provider shall provide the Services to Recipient or its applicable Affiliate from locations of Provider’s choice unless the Services are required to be performed at a specific location identified in Exhibit A. Should the provision of any services other than the Services require any personnel of Provider, its Affiliates or its or their subcontractors to travel beyond twenty-five (25) miles from his or her employment location, and Provider is unable to reasonably procure any qualified personnel of Provider, its Affiliates or any of its or their subcontractors within such twenty-five (25) mile distance, Recipient shall reimburse Provider for all reasonable pre-approved travel-related costs, consistent with Provider’s travel policy.

ARTICLE 6

TITLE TO EQUIPMENT; MANAGEMENT AND CONTROL

Section 6.1 TSA Equipment. All systems, tools, equipment, facilities and other resources owned and used by Provider in connection with the provision of Services hereunder (collectively, “TSA Equipment”) will remain the property of Provider and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Provider.

Section 6.2 Management and Control. Except as otherwise provided in this Agreement, management of and control over the provision of the Services (including the determination or designation at any time of the TSA Equipment and other resources of Provider to be used in connection with the provision of the Services) will reside solely with Provider; provided that the level and manner of the Services provided shall be in accordance with Article 2. Without limiting the generality of the foregoing or Section 2.6 of this Agreement, all labor matters relating to any employees of Provider will be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters.

ARTICLE 7

ACCESS AND SECURITY

Section 7.1 Access to Recipient’s Materials and Premises. Recipient shall make available on a timely basis to Provider all information and materials reasonably requested by Provider to enable it to provide the Services hereunder. Recipient shall give Provider (and its officers, employees, agents or representatives) reasonable access, during regular business hours and at such other times as are reasonably required, to Recipient’s premises or the premises of the Business for the purpose of providing the Services hereunder. While on Recipient’s premises, Provider will, and will cause all contractors and personnel and personnel of Provider to comply in all material respects with Recipient’s standards, policies and procedures with respect to the use of and conduct on such premises, as such standards, policies and procedures as provided to Provider by Recipient and as they may be amended by Recipient from time to time and provided to Provider by Recipient. Provider will be responsible for any violation of such Recipient standards and policies by any contractor or personnel of Provider.

Section 7.2 IT Services.

(a) Where the provision of a Service includes making access available to Provider’s network and/or associated computer applications, Provider will provide to Recipient such information, including network addresses, user logins, passwords and/or access cards (“Access Codes”) only to the extent necessary to provide the Services in accordance with this Agreement. Provider shall not be required to provide access to Provider’s network and/or associated computer applications (or make Access Codes available) for any individual except to the extent that they: had access to such network and/or associated computer applications prior to the Effective Date. Provider may alter any and all of the Access Codes without notice to Recipient where it considers it reasonably necessary in the interests of security. Provider shall give Recipient as much advance notice of any such alteration of Access Codes as reasonably practicable and shall use commercially reasonable efforts to minimize or mitigate the impact of such change on the Services. Recipient must take reasonable precautions to keep Access Codes confidential and must only disclose Access Codes to those of its staff who need to know the Access Codes for the purposes of their employment or engagement. Recipient will identify computers and system accounts no longer required by personnel of Recipient to allow Provider to remove or change permissions in order to prevent unauthorized access to Provider’s network and/or associated computer applications.

(b) In addition to the requirements set forth in Section 7.2(a), Recipient shall comply with applicable policies, procedures and standards provided to Recipient by Provider, as such policies, procedures and standards may be amended by Provider from time to time and provided to Recipient by Provider. While using any data processing or communications services of Provider (whether or not identified in Exhibit A) and subject to Section 14.2, Recipient shall cause all of its personnel that are connected or have access to Provider’s network, computer software, hardware, technology or computer-based resources, to comply with Provider’s policies and information protection requirements, as such policies and requirements may be amended from time to time to the extent provided to Recipient by Provider, including security standards regarding antivirus protection, physical security, access control for all computer access, no sharing of passwords, no dual connections to the network and the Internet or other entity networks, personal data security guidelines, and other requirements for protection of confidential information and intellectual assets/property. Recipient acknowledges that computing assets connected to Provider’s network by any means are subject to monitoring by intrusion detection instrumentation and are subject to routine vulnerability assessment scans and e-mail filtering which may occur during any time. Recipient shall ensure that any access contemplated by this Section 7.2 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 7.3 Service Suspension. Provider shall have the right, in its sole discretion, to immediately deny or suspend access to Provider’s information technology systems:

(a) by any officer, employee, agent or representative of Recipient or its Affiliates in the event that Provider reasonably determines that such personnel have engaged or intend to engage in any activity in violation of Provider’s security policies; or

(b) by any device used by Recipient, its Affiliates, or any of its or their respective officers, employees, agents or representatives, that Provider reasonably determines is being operated in violation of Provider’s security policies or otherwise poses a security risk, including the threat of malware being introduced into Provider’s information technology systems.

Provider shall immediately notify Recipient of any such denied or suspended access and shall provide all reasonable cooperation to Recipient to mitigate any adverse impact of such suspension on the Services. Provider will promptly take all actions necessary to remediate such violation or security risk and restore any such denied or suspended access as soon as reasonably practicable.

Section 7.4 Security Incidents. Each Party shall notify the other Party promptly after it suspects or determines that there has been an intrusion into such Party’s technology systems that poses a material risk of unauthorized access to, or unauthorized use, loss or destruction of, any systems or data of the other Party (including any inappropriate disclosure of any Access Code or data or information provided by Recipient that is collected, processed, generated, derived, stored by, transmitted or otherwise made available to Provider in connection with this Agreement, excluding Recipient Data), except, in the case of Recipient, Recipient shall also be required to notify Provider of any such intrusions regardless of whether they pose a material risk and whether or not Recipient Data is affected if the incident arose when the Recipient’s employees, consultants or sub-contractors had access to Provider’s technology systems, or would require disclosure under applicable Law (a “Security Incident”), provided that such Party may delay such notification if and to the extent directed by law enforcement. The notifying Party shall provide the other Party with a description of the Security Incident, including the systems and data that may be at risk due to the Security Incident. The Parties shall cooperate and assist each other in any investigation, mitigation and remediation efforts relating to any Security Incidents.

Section 7.5 Service Maintenance and Shutdown. Provider shall have the right in its sole discretion to determine that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of Provider’s systems or operations (in case of a non-emergency, a “Non-emergency Shutdown”, and in case of an emergency, an “Emergency Shutdown”). Provider shall schedule all Non-emergency Shutdowns in a manner that will not disrupt or interfere in any material respect with the operation of the Business as a whole and will in any event provide Recipient with reasonable prior written notice of such Non-emergency Shutdown (including reasonable information regarding the nature and the projected length of such Non-emergency Shutdown). In the event of an Emergency Shutdown, Provider shall provide such written notice as soon as reasonably practicable to Recipient, however, such notice may not be possible prior to the Emergency Shutdown. Provider shall use all reasonable efforts and cooperate in good faith with Recipient to minimize and mitigate any impact on or disruption to the Services caused by a Non-emergency Shutdown or Emergency Shutdown, as applicable, and minimize the duration of the Non-emergency Shutdown or Emergency Shutdown, as applicable. If the obligations of Provider to Provide any Service are suspended in accordance with this Section 7.5, no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension.

ARTICLE 8

TERM AND TERMINATION

Section 8.1 Term. Subject to the provisions of Section 8.2, Provider shall provide each Service commencing from the Effective Date, and ending on the earliest of (i) the applicable termination date set out in Exhibit A for that Service; (ii) the date on which that Service is terminated in accordance with this Agreement; or (iii) such other date as the Parties may agree in writing (each such service period, a “Service Term,” and such termination date, a “Service Termination Date”). Notwithstanding anything to the contrary in any Exhibit: (x) Recipient shall have the right, in its discretion, upon reasonable advance notice to Provider during the Term, to extend the Term for an additional six (6) month period provided that (A) Provider has the capabilities and resources required to continue to provide any such Service, and (B) in the event any Third Party Consent is required to provide such extended Service, the terms of Section 2.5 shall apply; and (y) upon any such extension, each Service Termination Date shall be deemed to be commensurately extended. For the avoidance of doubt, all Service Fees and Out-of-Pocket Charges shall continue to be payable during any such extension. This Agreement shall terminate automatically on the last Service Termination Date, unless terminated earlier under Section 8.2 (such period, during which this Agreement is in force, the “Transition Period”).

Section 8.2 Termination.

(a) Subject to Section 8.3, Recipient may at any time terminate the provision of a Service by giving to Provider not less than thirty (30) calendar days’ notice in writing, specifying which Service(s) is/are to be terminated, unless a longer notice period is specified in Exhibit A (Services) (in which case that longer period must be provided). Notwithstanding the foregoing, where Exhibit A (Services) specifies a minimum Service Term for any Service, that Service may not be terminated pursuant to this Section 8.2 prior to the expiry of the minimum Service Term except in accordance with Section 8.2(b).

(b) Either Party shall be entitled to terminate this Agreement with immediate effect in respect of any or all of the Services by giving written notice to the other Party if:

(i) the other Party fails to pay the undisputed amounts due under this Agreement on the due date for payment and remains in default for more than sixty (60) days after being notified in writing to make such payment;

(ii) the other Party commits a material breach of its obligations under this Agreement and fails to remedy such breach within a period of ninety (90) days after receipt of notice of such breach;

(iii) the other Party (a) commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, (b) has such a case or proceeding commenced against it that is not dismissed within sixty (60) days after commencement, (c) is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) appoints or suffers any appointment of any administrator, receiver, custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) makes a general assignment for the benefit of creditors, (f) calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) is otherwise unable to pay its debts as they fall due; or

(iv) any Force Majeure event prevents the other Party from performing its obligations under this Agreement for a continuous period of six (6) weeks, provided that: (a) where applicable the Agreement shall only be terminated in respect of the Services affected by the Force Majeure event; and (b) the foregoing shall not relieve the affected Party of its obligation to use commercially reasonable efforts to resume any affected performance.

Section 8.3 Effect of Termination. Upon the end of the Transition Period, this Agreement shall terminate and all rights and obligations of each Party hereunder shall cease (except for the Parties’ rights and obligations under this Section 8.4, Section 9, Article 6, Article 10, Article 12, Section 13.3, Article 17, Section 14.2, Article 15, Article 16 and Article 18, which shall survive termination of this Agreement), and any amounts owed by either Party pursuant to this Agreement shall be paid in full promptly thereafter. Notwithstanding the foregoing, the termination of this Agreement pursuant to any of the provisions hereof shall be without prejudice to any rights of either Party that may have accrued prior to the date of such termination.

ARTICLE 9

PROPERTY

Section 9.1 Property. As soon as reasonably practicable following the end of the Service Term as to any particular Service, Recipient shall promptly return to Provider any property of Provider and its Affiliates, and Provider shall promptly return to Recipient any property of Recipient and its Affiliates, used in connection with the provision of such Service. Provider shall be under no obligation to provide any technical support for any migrated data, systems or applications with respect to a Service following the end of the Service Term of such Service.

ARTICLE 10

INTELLECTUAL PROPERTY

Section 10.1 New IP. The Parties acknowledge that Provider may in the course of performing the Services, make, conceive or reduce to practice new Intellectual Property (“New IP”). All New IP shall be owned by Provider, except for any New IP that is made, conceived or reduced to practice at the written request of Recipient (“New Recipient IP”). Notwithstanding the foregoing, New Recipient IP shall not include Intellectual Property developed in the course of performing Services for which Recipient has not paid all Service Fees and associated out-of-pocket charges and costs. Subject to payment of all Services Fees and associated out-of-pocket charges and costs, Provider hereby assigns to Recipient all right, title, and interest Provider may have or may acquire in and to the New Recipient IP.

Section 10.2 Ownership of Intellectual Property; Enabling License. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, each of the Parties and their respective Affiliates shall retain and own all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, enhancements or derivative works thereof, whether made by the Parties and their Affiliates or by the other Party. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other Party (the “Licensee”) (and the Licensee’s Affiliates, to the extent applicable) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (except in connection with an assignment permitted in accordance with Section 18.5), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license to use such Intellectual Property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor in connection with this Agreement. Upon the end of the Service Term for a Service, in accordance with this Agreement, the license to the relevant Intellectual Property for such Service will automatically terminate without further action of any Party. For the avoidance of doubt, all licenses granted hereunder shall terminate immediately upon the end of the Transition Period.

ARTICLE 11

CHANGE CONTROL

Section 11.1 Change Request. Where either Party wishes to make a change to this Agreement or any Service pursuant to the terms of this Agreement (a “Change”), the provisions of this Article 11 shall apply. Notwithstanding anything to the contrary in this Agreement, Provider may make a Change to the Service, without submitting a Change Request and without obtaining the agreement of Recipient, where the Change will not have any material adverse impact on the Services or in accordance with the provisions of Section 2.2.

Section 11.2 Change Request Procedures.

(a) A Party may request a Change by issuing a written request for that Change to the other Party in the form set out in Exhibit B (such request being, a “Change Request”). No Change will be valid unless consented to in writing by both Parties. Neither Party shall object to a Change to the extent that it is reasonably necessary to comply with applicable Law or the requirements of a governmental authority (a “Regulatory Change”). Each Regulatory Change shall be implemented by the Parties in a manner so as to minimize the impact on the provision or receipt of the Services as soon as reasonably practicable and, in any event, prior to the date on which the relevant Regulatory Change comes into effect.

(b) The Parties shall, acting reasonably, discuss and agree upon any Change Request proposed pursuant to Section 11.1 within fifteen (15) Business Days of the receipt of the relevant Change Request by a Party. Upon agreement, the Parties shall implement the Change in accordance with its terms.

(c) Each Party shall bear its own costs of considering and responding to Change Requests proposed by either Party. In respect of:

(i) Changes (other than Regulatory Changes), the Party requesting the Change shall bear the other Party’s incremental reasonable, direct and evidenced costs associated with implementing the Change; and

(ii) Regulatory Changes, any incremental reasonable, direct and evidenced costs associated with implementing the Change shall be borne by Provider, except that any incremental reasonable, direct and evidenced costs associated with implementing a Regulatory Change that primarily affects the Business rather than the business of Provider shall be borne by Recipient.

Section 11.3 Changes in Law. In the event that a change in Law adversely affects Provider’s ability to perform Provider’s obligations hereunder or Recipient’s ability to realize the benefit of this Agreement, the Parties shall promptly prepare and agree upon a Change Request setting out a plan for remediation of such adverse effects or an appropriate work around.

ARTICLE 12

CONFIDENTIALITY

Section 12.1 Confidentiality. Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence this Agreement and all proprietary and confidential business information of the other Party or its Affiliates to which it might become privy as a result of the provision of Services and other matters contemplated hereby; provided that no restrictions shall be placed upon a Party hereto in respect of the use or disclosure of any such information that the receiving Party can demonstrate (a) is or becomes public knowledge through no fault, omission, breach of this Agreement or other act of the receiving Party or its Affiliates or its or their respective Representatives or (b) was legally acquired by the receiving Party from an unaffiliated Third Party who had a right to convey the same without obligation of secrecy and who did not obtain such information directly or indirectly from a Party affiliated with the disclosing Party. Specific items of confidential information shall not be deemed to fall within the foregoing exceptions merely because they may be embraced within a body of generally available information within such exception, nor shall any combination of features be deemed to fall within such exception merely because the individual features are within such exception. Each Party may make any legally required disclosure of such proprietary and confidential business information, but such Party shall (unless legally prohibited from doing so) notify the other Party before making any such legally required disclosure and shall limit the amount of the information so disclosed to that which is, in the reasonable opinion of such Party’s legal counsel, legally required disclosure, and shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such information. This Section 12.1 shall not apply to non-public disclosures made by any Party to protect its rights and remedies under or with respect to this Agreement in the event of any dispute among the Parties or their Affiliates related hereto. The obligations of this Section 12.1 shall survive the termination of this Agreement.

ARTICLE 13

SERVICE FEE; OUT-OF-POCKET CHARGES; PAYMENT TERMS; TAXES

Section 13.1 Service Fee. Recipient shall pay to Provider (or to such Affiliate it designates, at its sole discretion) an amount for each Service (the “Service Fee”) as set forth in Exhibit A. Recipient shall pay the Service Fee to Provider (or to such Affiliate, it designates, at its sole discretion) in accordance with the invoicing procedures set forth in Section 13.3.

Section 13.2 Out-of-Pocket Charges; No Additional Costs.

(a) In the event Provider or its Affiliates incur out-of-pocket charges or costs in performing their obligations hereunder, including increases in Third Party costs required for the provision of the Services (as sufficiently documented and evidenced by Provider), license fees, royalties, or other fees in connection with the implementation of special information technology measures (collectively, “Out-of-Pocket Charges”), all such Out-of-Pocket Charges shall be payable by Recipient in addition to the Service Fee; provided that (i) Provider shall have provided to Recipient reasonable prior notice and Recipient shall have provided its prior written consent, in each case, to all Out-of-Pocket Charges in an amount greater than fifteen thousand U.S. dollars ($15,000.00) prior to Provider causing such Out-of-Pocket Charges to be incurred; and further provided that if Recipient does not so consent, Provider shall have no obligation to provide such

Service to the extent it is unable without having incurred such Out-of-Pocket Charge, and (ii) Out-of-Pocket Charges shall not include (x) any overhead costs, profits or other mark-ups otherwise incurred by the Provider, (y) fees paid directly by Recipient to any Third Party Provider, or (z) any amount already included in the Service Fee. Notwithstanding Article 11, any change to Service Fees may only be made pursuant to an amendment to this Agreement in accordance with Section 18.2. Recipient shall pay Service Fees and Out-of-Pocket Charges in accordance with the payment terms set forth in Section 13.3.

(b) If at any time Provider believes that its compensation is materially insufficient to compensate it for the cost of providing the Services, including personnel costs that were not contemplated as of the Effective Date, Provider shall notify Recipient in writing (setting forth in reasonable detail its view of why the compensation is not equitable) and the Parties will promptly commence good faith negotiations regarding the pricing of such Services for future periods.

Section 13.3 Payment Terms. Where Provider issues an undisputed invoice to Recipient, the Service Fees shall be paid monthly in arrears in U.K. pounds (£). Where Provider designates one of its Affiliates to invoice Recipient for any of the Service Fees, Recipient shall, and Provider shall ensure that such Affiliate shall, comply with Exhibit C and, once a Sub-Services Agreement has been entered into, Provider shall no longer invoice Recipient for Service Costs invoiced by any of its Affiliates under any Sub-Services Agreement. Where a Sub-Services Agreement is in place, Service Fees shall be paid monthly in arrears in U.K. pounds (£). To the extent that Service Fees payable with respect to a Sub-Services Agreement are subject to special conditions specified in the relevant Sub-Services Agreement as necessary to comply with or address local law requirements, including with regard to tax treatment, the Affiliate of Provider that is party to such Sub-Services Agreement shall be solely responsible for any additional costs or expenses incurred by such Affiliate or Recipient in order to comply with such special conditions, subject to compliance with Section 13.4. Each invoice shall set forth in reasonable detail the Service Fee pursuant to Section 13.1 and out-of-pocket charges and costs pursuant to Section 13.2 with respect to the applicable month or as otherwise agreed by the Parties, and shall be delivered within thirty (30) days after the end of each applicable month or as otherwise agreed by the Parties. Recipient shall pay Provider or its designated Affiliate, as the case may be, all amounts set forth on such invoice within thirty (30) days of receipt of such invoice, or such other time period as may be agreed by Recipient and Provider or the applicable Affiliate of Provider. All such invoices shall be delivered to Recipient at Recipient’s address as set forth in Section 18.1 or as Recipient shall later designate by written notice to Provider. Any payments concerning such invoices shall be made to Provider or its designated Affiliate by wire transfer in immediately available funds to one or more accounts specified by Provider or its designated Affiliate. Provider or its designated Affiliate shall have the right to assess interest at an annual rate equal to the prime lending rate as publishing in The Wall Street Journal plus two percentage points for any month in which a balance is past due against all past due amounts or such other rate as may be set out in a Sub-Services Agreement, but not to exceed the maximum interest charges permitted by Law.

Section 13.4 Taxes. In addition to any fees applicable to the Services or other amounts payable by Recipient hereunder, Recipient shall pay to Provider the amount of all applicable sales, use, value-added, goods and services, transfer, receipts, consumption or other similar (such Taxes, but excluding any interest, penalties or amounts imposed with respect thereto, “Service Taxes”) that Provider or any of its Affiliates is in the future required to pay that result from any Service delivered hereunder, regardless of whether such Service Taxes are invoiced with the applicable fee payment, payable directly by Recipient to a taxing authority, added retroactively or subsequently imposed in connection with any tax claim, assessment or other proceeding. If Provider or any of its Affiliates is legally obligated to collect any Service Taxes from Recipient, Provider shall have full authority to do so. Provider shall provide Recipient with an invoice for the Services that sets forth the amount of Service Taxes that are due, and Recipient shall pay the amount of Service Taxes set forth on such invoice to Provider in accordance with the payment terms set forth in Section 13.3. Recipient shall provide Provider with such other information as Provider reasonably requests to determine the amount of any such Service Taxes. If Recipient is exempt from any such Service Taxes, Recipient shall furnish Provider with a valid and properly completed resale or exemption certificate as required under applicable Law. If any deduction or withholding for or on account of Tax is required by Law from any payment by Recipient under this Agreement, Recipient shall be entitled to deduct and withhold from such payment to the extent required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any payment by Recipient, then the sum payable by Recipient shall be increased as necessary so that after such deduction or withholding has been made, Provider receives an amount equal to the sum it would have received had no such deduction or withholding been required; provided, however, if the Provider determines acting reasonably in good faith that it received a refund or obtained and utilised a credit for any Tax deducted or withheld by the Recipient, the Provider shall promptly pay the amount of such refund or the amount of Tax actually saved in consequence of the utilisation of such credit to the Recipient. To the extent Provider delivers to Recipient such properly completed and executed documentation as will permit any payment to be paid without deduction or withholding or at a reduced rate of deduction or withholding, Recipient will reduce or eliminate such deduction or withholding in accordance with applicable Law.

Section 13.5 No Right to Set-Off. Recipient shall pay to Provider the full amount of Service Fees and other amounts required to be paid under this Agreement and not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to Recipient under this Agreement, the Merger Agreement or otherwise, on account of any obligation owed by Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing.

ARTICLE 14

COMPLIANCE; DATA PROTECTION

Section 14.1 Data Security.

(a) Recipient hereby agrees that it shall and shall cause its Affiliates to comply with the standards and policies of Provider and its Affiliates provided to Recipient to the extent applicable to Recipient’s and its Affiliates’ use of the Services, including any data privacy policies, policies with respect to the protection of proprietary information and any other information and security policies, in each case as provided by Provider to Recipient. To the extent Recipient and/or its Affiliates may not be able to comply with such standards or policies, Recipient shall inform Provider in writing of its inability to comply and Provider and its Affiliates shall cooperate in good faith with Recipient or the applicable Affiliate of Recipient to determine an appropriate course of action in order to ensure Recipient is able to realize the benefit the Services; provided, however, that Provider and its Affiliates may refuse to provide the Services to Recipient and its Affiliates to the extent that, in Provider’s reasonable judgment, such non-compliance with any conditions or policies results in a material risk to Provider’s or its Affiliates’ business operations.

Section 14.2 Data Protection Law. Without limiting Section 14.1, the Parties shall, and shall cause their Affiliate and their employees, agents and sub-contractors to comply, with the Data Protection Law and all other applicable data protection laws in connection with the performance of their obligations under this Agreement. For purposes of this Agreement:

“Data Protection Law” means all applicable law relating to data privacy and data protection including: (i) the General Data Protection Regulation (EU) 2016/679 (GDPR); (ii) the GDPR as it forms part of the domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018 (UK GDPR); (iii) the e-Privacy Directive (2002/58/EC) and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); (iv) the UK Data Protection Act 2018, (v) the California Consumer Privacy Act (as amended by the California Privacy Rights Act) (CCPA); and (vi) other US comprehensive privacy laws, in each case as amended, consolidated, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing which are applicable to Provider, Recipient.

“Recipient Data” means all personal data in whatever form or medium which is (i) supplied, or in respect of which access is granted, to Provider (or any Sub-processor) whether by Recipient, Beneficiaries, or otherwise in connection with this Agreement, or (ii) produced or generated by or on behalf of Provider (or any Sub-processor) in connection with this Agreement.

“Sub-processor” means any sub-contractor or other party engaged by Provider in relation to the Services who is or will be processing Recipient Data.

Section 14.3 Data Processing. The Parties agree that for each data processing activity where Provider processes data on behalf of Recipient, the following sets out the information required by Article 28(3) GDPR:

Subject matter of processing	The provision of Services under this Agreement.

Duration of processing	In respect of each Service, from the Effective Date until the applicable Service Termination Date.

Nature of processing	See service scope in Schedule A Part A.1.2.

Purpose of processing	To provide data hosting, analytics, fulfilment of customer orders, processing supplier payments. Further detail in the service scope in Schedule A Part A.1.2.

Type of personal data	Name, date of birth, email address, postal address, financial data, bank account information.

Categories of data subjects	Employees and customers of the Business.

Categories of data transfers	Which countries and territories the personal data will be transferred from and to.

Section 14.4 For the purposes of this Agreement, the Parties agree that Provider (and any Sub-processor) shall be a data processor (or “service Provider,” as defined under the CCPA) and the Recipient shall be the data controller (or “business” as defined under the CCPA). Therefore, Provider shall:

(a) only process Recipient Data as necessary to perform its obligations under this Agreement or as required by law applicable to it; provided that Provider first informs Recipient of that legal requirement before processing, unless that law prohibits this on important grounds of public interest;

(b) ensure that all staff who have access to Recipient Data have committed themselves to appropriate obligations of confidentiality;

(c) maintain all appropriate technical and organisational measures to ensure security of Recipient Data, which shall be compliant with Provider’s applicable IT security policies; and

(d) assist Recipient to fulfil its obligation to respond to requests for exercising of data subject rights (including access requests) existing under Data Protection Law (Rights of the data subject);

(e) not engage any Sub-processor in relation to the Services without the prior written authorisation of Recipient or except pursuant to the following general authorisation. Recipient hereby grants Provider a general authorisation to engage Sub-processors as necessary to perform the Services; provided that: (i) Provider has notified Recipient in advance of the name of the Sub-processor and details of the particular Services being sub-contracted to it; or (ii) the delegation of processing to the Sub-processor was undertaken prior to the Effective Date and relates to the provision of the Services. Recipient shall have the right to object to any new Sub-processor within seven (7) days after the date of a notification; provided however such objection may only be on reasonable grounds and Provider shall only be obligated to negotiate in good faith to resolve any such objection. Provider may notify Recipient of Sub-processors by sending Recipient a notice by email. Provider will conduct appropriate due diligence in respect of the Sub-processor’s data privacy and security practices and procedures and shall enter into a written agreement with each Sub-processor containing obligations which are equivalent to those set out in this Section 14.4(e). If Recipient objects to the engagement by Provider of any new Sub-processor during the Term and that impacts the ability of Provider to perform any part of the Services, Provider may remove the affected Service from the scope of this Agreement;

(f) not transfer any Recipient Data outside the United Kingdom or the European Economic Area (EEA), except as described in Provider’s privacy policy at www.informa.com/privacy-policy or otherwise with the express prior written consent of Recipient (which may include, as appropriate, the Parties putting in place an additional data transfer mechanism, such as approved contractual clauses (or identifying an appropriate derogation) to enable any such transfer to be undertaken in accordance with applicable Data Protection Law);

(g) if requested by Recipient, provide Recipient with reports concerning Provider’s data protection procedures relating to its compliance with this Section 14.4;

(h) notify Recipient as soon as reasonably practicable and in writing if it becomes aware of a personal data breach and provide Recipient with assistance in responding and mitigating it;

(i) maintain a log of personal data breaches;

(j) assist Recipient in complying with Article 35 (Data Protection Impact Assessment) and Article 36 (Prior Consultation) of the GDPR in respect of any new type of processing proposed, in accordance with the Data Protection Law; and

(k) on expiry or termination of this Agreement, either destroy all Recipient Data or transfer it to Recipient or a nominated Third Party (in a mutually agreed format and by a mutually agreed method), with the exception that Provider shall be entitled to retain specific Recipient Data if required by applicable Law or if permitted for certain legitimate business purposes, as further described in Provider’s privacy policy at www.informa.com/privacy-policy.

Section 14.5 Protection Measures. Each of the Parties agrees to maintain appropriate technical and organizational measures against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing of any personal data provided or received pursuant to this Agreement. Recipient acknowledges and agrees that the measures maintained by Provider as the Effective Date are appropriate and sufficient for the purposes of this Section 14.5.

ARTICLE 15

DISCLAIMER; LIMITATION OF LIABILITY

Section 15.1 Disclaimer of Representations and Warranties. EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

Section 15.2 Limitation of Liability. Subject to Section 15.4 neither Party nor any of its Affiliates shall be liable, whether in warranty, contract, tort or otherwise, for any consequential damages, special damages, incidental or indirect damages, loss of revenue or profits, diminution in value, damages based on multiple of revenue or earnings or other performance metric, loss of business reputation, punitive and exemplary damages or any similar damages of the other Party, or any of its Affiliates or any of their officers, employees, agents or representatives, which in any way arise out of, relate to, or are a consequence of, such Party’s or any Affiliate of such Party’s performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder.

Section 15.3 Caps on Liability. Subject to Section 15.4, the liability of Provider, on the one hand, or Recipient, on the other hand, with respect to this Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in warranty, contract, tort (including any form of negligence, recklessness, willful misconduct or strict liability) or otherwise, shall not exceed an amount equaling the Service Fee payable by Recipient to Provider or any Affiliate of Provider, without giving effect to any reduction pursuant to Exhibit C, during the preceding twelve (12) months in respect of the Service from which such liability flows (or 150% of such amount in the case of a breach of Article 14). With respect to any Service that is provided by a third-party subcontractor, Provider’s total liability for any nonperformance of, or failure to perform, such Service (a “Subcontractor Performance Failure”) shall be strictly limited to the actual recovery from such subcontractor of any damages or indemnification under contract or at law that are attributable to such Subcontractor Performance Failure, and in no event shall Provider have any further liability in respect thereof. If requested by Recipient, Provider shall use commercially reasonable efforts to pursue any remedies it may have against a subcontractor for such Subcontractor Performance Failure. Service Recipient shall reimburse Provider for any costs and expenses incurred by Provider in pursuing remedies on Recipient’s behalf. Each Party shall use commercially reasonable efforts to mitigate damages for which the other Party is responsible in connection with this Agreement.

Section 15.4 The limitations on liability set forth in Section 15.2 and Section 15.3 shall not apply to limit liability arising from: (i) the fraud, gross negligence or willful misconduct of a Party; or (ii) the intentional or willful cessation of any obligations of Provider in a manner not contemplated by this Agreement or refusal of Provider to make available any Services.

ARTICLE 16

INDEMNIFICATION

Section 16.1 Indemnification.

(a) Recipient shall indemnify Provider and Affiliates of Provider and its and their respective directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (each a “Provider Indemnified Party” and collectively the “Provider Indemnified Parties”), and defend and hold the Provider Indemnified Parties harmless from and against any and all damages, fines, penalties, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, or other reasonable fees and expenses of litigation or other proceedings relating to a claim, default or assessment) (collectively, “Losses”) that may be paid or are suffered or incurred by any Provider Indemnified Party that arise out of or relate to any suit, claim, action or cause of action, demand or proceeding asserted by a Third Party against the Indemnified Party (collectively, “Third Party Claims”) that allege (1) any material breach by Recipient or any Affiliate of Recipient of its obligations under Article 12 (Confidentiality) and Article 14 (Compliance, Data Protection), or (2) the fraud, gross negligence or willful misconduct of Recipient or any Affiliate of Recipient.

(b) Provider shall indemnify Recipient and Affiliates of Recipient and its and their respective directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (each a “Recipient Indemnified Party” and collectively the “Recipient Indemnified Parties”), and defend and hold the Recipient Indemnified Parties harmless from and against any and all Losses that may be paid or are suffered or incurred by any Recipient Indemnified Party that arise out of or relate to any Third Party Claims that allege (1) any material breach by Provider or any Affiliate of Provider of its obligations under Article 12 (Confidentiality) and Article 14 (Compliance, Data Protection), or (2) the fraud, gross negligence or willful misconduct of Provider or any Affiliate of Provider.

Section 16.2 Indemnification Procedure.

(a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 16 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 16.2(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The Party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. Provider and Recipient, as the case may be, shall, and shall cause each of their respective Indemnified Parties to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other Party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 16.2(b) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Identified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE 17

DISPUTE RESOLUTION

Section 17.1 Dispute Resolution. If there is a dispute between the Parties hereto or their respective Affiliates arising out of or relating to this Agreement, either Party may, at any time, give notice to the other Party requesting to discuss actions that might be taken to resolve such dispute and the Parties hereto shall, promptly upon receipt of such notice, negotiate in good faith with respect to the disputed issue and use commercially reasonable efforts to resolve such dispute; provided that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) either Party to agree upon any such actions. If the Parties hereto shall have failed to reach a resolution of the dispute within thirty (30) days after notice of such dispute has been given, either Provider or Recipient, as the case may be, may submit by written notice to the other Party a request that the respective senior officers of Provider and Recipient discuss such actions, and as promptly as practicable after such notice of submission has been given, each of Provider and Recipient shall cause such senior officers to negotiate in good faith with respect to such actions and use commercially reasonable efforts to resolve such dispute within ten (10) days of the matter being submitted to them; provided that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any of such senior officers to agree upon any such actions. If at the end of such time the Parties are unable to resolve the dispute amicably, then nothing in this Article 17 shall prevent a Party from seeking to adjudicate such a dispute pursuant to Section 18.11, nor shall this Article 17 prevent a Party from seeking a judicial resolution on an emergency or similar expedited basis (subject to the limitations set forth in Section 18.11). Except where prohibited or enjoined by order of an authority with jurisdiction over a Party, each Party shall continue to perform its obligations under this Agreement during any period of time when the dispute resolution procedures outlined above are being followed.

ARTICLE 18

MISCELLANEOUS

Section 18.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by email with acknowledgment of receipt requested (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Party):

To Recipient:

Informa Group Limited

5 Howick Place, London, SW1P 1WG

Attn:  Group General Counsel

Email:  [***]

with a copy (which will not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attn:  Benjamin K. Sibbett

Email:  [***]

To Provider:

TechTarget, Inc.

275 Grove Street

Newton, MA 02466

Attn:  Dan Noreck

Email:  [***]

with a copy (which will not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

Section 18.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each Party and that identifies itself as an amendment to this Agreement.

Section 18.3 Waiver and Remedies. A Party may (a) extend the time for performance of any of the obligations or other acts of the other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement; provided that (i) any such extension or waiver by either Party to this Agreement will be valid only if set forth in a written document signed on behalf of the Party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by either Party in exercising any right or remedy under this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as otherwise provided in this Agreement, any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 18.4 Entire Agreement. This Agreement (including all exhibits) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter thereof, except for the Transaction Documents. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

Section 18.5 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. Neither Party may directly or indirectly assign any rights or delegate any obligations under this Agreement, without the prior written consent of the other Party, except that Provider may directly or indirectly assign any rights or delegate any obligations under this Agreement to any Affiliate or any Subcontractor of Provider. Any attempted assignment in violation of this Section 18.5 shall be void ab initio. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except (i) such rights as may inure to a successor or permitted assignee under this Section 18.5, (ii) for Section 16.1, which is intended to benefit and to be enforceable by Recipient Indemnified Parties as specified therein and (iii) for Section 18.5, which is intended to benefit and to be enforceable by Affiliates of Recipient.

Section 18.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.

Section 18.7 Exhibits. The Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 18.8 Interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

Section 18.9 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 18.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. In any action or proceeding between or among the Parties arising out of or relating to this Agreement, each of the Parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 18.1 shall be effective service of process for any such action, it being acknowledged and agreed that the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method. Provider (on behalf of itself and its Affiliates) further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 18.1 to Informa USA, Inc. (“Process Agent”) with an address on the date hereof of 605 3rd Avenue, 22nd FL, New York, NY 10158, Attention: Legal, as such Person’s agent for the purpose of accepting service of any process in the United States. Provider agrees that such service upon receipt by Process Agent (x) shall be deemed in every respect effective service of process upon such Person in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to such Person.

(b) EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY (OR ITS AFFILIATES) MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.10.

Section 18.11 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement, or (ii) to have the power to control the activities and operations of the other Party in violation of applicable Law. The Parties are independent contractors with respect to each other under this Agreement. Subject to its obligations hereunder, Provider shall use its sole discretion and shall have complete control over the work performed pursuant to this Agreement, its employees, and other details of performing its obligations hereunder. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 18.11.

Section 18.12 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of both Parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.

Section 18.13 Force Majeure. No Party hereto shall be liable to another for its failure to perform hereunder caused by contingencies beyond its reasonable control (“Force Majeure”), including acts of God, fire, flood, wars, acts of terrorism, sabotage, strike and government actions. Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency and shall use its commercially reasonable efforts to recommence its performance of such obligation as soon as commercially practicable. Neither Party shall be relieved of its obligations pursuant to this Section 18.13 to the extent it does not use commercially reasonable efforts to recommence performance of its obligations or otherwise to remedy the event of Force Majeure.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

PROVIDER:

TECHTARGET, INC.

By:	/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

RECIPIENT:

INFORMA GROUP LIMITED

By:	/s/ Simon Bane
Name: Simon Bane
Title: Deputy Group General Counsel

Reverse Transitional Services Agreement

Signature Page

EXHIBITS

Exhibit A	Services; Fees; Term
Exhibit B	Change Request Form
Exhibit C	Sub-Services Agreements

List of Exhibits

Exhibit A Services; Fees; Term

Part A: Property Services

A.1.5. Service Term / Service Termination Date	These Services will commence on the Effective Date and, shall terminate forthwith on the expiry of the 18 month period commencing on the Effective Date (unless the Services (or a portion thereof) are earlier terminated pursuant to the terms of the Agreement).

A.1.6. Service Costs
		Cost per location per month (GBP)
	Tokyo, Japan	£16,157
	Penang, Malaysia	£12,567
	Seoul, South Korea	£1,795
	TOTAL	£ 30,519

Exh. A-1

Exhibit B Change Request Form

Exhibit C Sub-Services Agreements